Exhibit 4.4

CALPETRO TANKERS (BAHAMAS III) LIMITED and FRONT VOYAGER INC.

BAREBOAT CHARTER

TABLE OF CONTENTS

Page

1.	Vessel to be Chartered	1

2.	Period of Charter	1

3.	Time and Place of Delivery	1

4.	[RESERVED]	2

5.	Use and Trade of Vessel	2

6.	Documentation and House Flag	3

7.	Maintenance and Operation	3

8.	Redelivery and Status	6

9.	Use of Vessel and Payment of Hire	7

10.	Mortgage	8

11.	Insurance	9

12.	Total Loss, Requisition for Title, Capture, Seizure	11

13.	Requisition for Hire	12

14.	Liens; Notice on Vessel	13

15.	Salvage	14

16.	General Average	14

17.	Default; Remedies	14

18.	Termination	17

19.	Payments on Termination	17

20.	Assignment and Sub Charter	17

21.	Indemnity	18

22.	[RESERVED]	20

23.	General	20

24.	Definitions	23

-i-

BAREBOAT CHARTER

THIS BAREBOAT CHARTER (hereinafter called the “Charter”) made as of March 31, 2006 BY and BETWEEN CalPetro Tankers (Bahamas III) Limited (hereinafter called “Owners”) and Front Voyager Inc. (hereinafter called “Charterers”).

WITNESSETH AND IT IS HEREBY AGREED as follows:

              1.     Vessel to be Chartered

Owners hereby let and demise and Charterers hereby hire the m.t. VIRGO VOYAGER (ex-WILLIAM E. CRAIN) (hereinafter called the “Vessel”), Official No. 9633, of about 88,946 gross tons and 155,127 deadweight tons, built in 1992 in Rio De Janeiro, Brazil), together with all her engines, boilers, machinery, masts, anchors, cables, rigging, tackle, apparel, furniture, electronics, small boats, and all her other appurtenances, whether aboard or removed from the Vessel, together with any and all additions, improvements and/or replacements which may hereafter be made to, on or in the Vessel.

              2.     Period of Charter

(a)   This Charter shall be for a period commencing on the Commencement Date and shall terminate on the second anniversary thereof, up to 30 days more or less in Charterer’s option, subject to the Charterer’s right to extend the Charter Period by up to seven (7) further consecutive periods each of twelve (12) months up to 30 days more or less in Charterer’s option. Anything herein to the contrary notwithstanding, the Charterer’s right to extend the Charter period as provided herein is subject to the condition that prior to the commencement of such extension period, the Vessel has not become an actual, constructive, compromised or arranged total loss or been requisitioned for title (but not for hire) or seized or acquired by any government or governmental entity.

(b)     Should the Vessel be upon a voyage otherwise than under requisition for hire at the time when the charter of the Vessel would (but for the provisions of this clause) have terminated, the Charter Period shall be extended for such additional time as may be necessary for the completion of such voyage. The Charter Period shall also be extended for such additional time as may be necessary to bring the Vessel to a port of redelivery as hereinafter provided in Clause 8 hereof. During any such extension, hire shall be paid pro-rata on a daily basis (assuming a 365-day year) at the rate in force before the commencement of such extension.

              3.     Time and Place of Delivery

(a)   On the Commencement Date, Charterers shall unconditionally accept delivery of the Vessel under this Charter “as is, where is”, in whatsoever condition the Vessel may be at the time of such delivery. Such delivery shall take place at a location mutually agreed by the parties and is referred to herein as “Delivery of the Vessel”. On Delivery of the Vessel, Charterers shall execute and deliver to Owners a Certificate of Acceptance.

(b)    OWNERS MAKE NO REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO THE TITLE, SEAWORTHINESS, CONDITION, VALUE, EQUIPMENT DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF THE VESSEL FOR ANY PARTICULAR PURPOSE OR AS TO THE ELIGIBILITY OF THE VESSEL FOR ANY PARTICULAR TRADE OR ANY OTHER REPRESENTATION, WARRANTY OR GUARANTEE WITH RESPECT TO TIE VESSEL AND NONE SHALL BE IMPLIED FROM THIS CHARTER; PROVIDED, HOWEVER, THAT OWNERS WARRANT THAT OWNERS HAVE AND SHALL RETAIN WHATEVER TITLE TO THE VESSEL THAT OWNERS RECEIVED FROM CHEVRON TRANSPORT CORPORATION SUBJECT ONLY TO THE MORTGAGE, THIS CHARTER AND LIENS AND ENCUMBRANCES WHICH CHARTERERS ARE OBLIGATED TO DISCHARGE OR SATISFY. CHARTERERS HEREBY WAIVE AS AGAINST OWNERS AND THE VESSEL, ALL REMEDIES, WARRANTIES NOT EXPRESSED IN SUBCLAUSE (b) OF THIS CLAUSE 3 OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE WITH RESPECT TO OWNERS’ TITLE THERETO OR THE PHYSICAL CONDITION OF THE VESSEL AT THE TIME OF DELIVERY TO CHARTERERS INCLUDING, BUT NOT LIMITED TO (i) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (ii) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (ii) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOUNDED IN STRICT LIABILITY IN TORT AND (iv) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OR DAMAGE TO THE VESSEL. The acceptance by Charterers of the Vessel under this Charter shall constitute conclusive proof, as between Owners and Charterers, that the Vessel is seaworthy, and otherwise in the condition required by this Charter, in good working order and repair and without defect or inherent defect in title, seaworthiness, condition, design, operation or fitness for use, whether or not discoverable by Charterers as of the date of such tender, and generally in all respects satisfactory to Charterers.

(c)   Charterers warrant that upon Delivery of the Vessel to them the Vessel shall be in Charterers’ custody and under its control.

              4.     [RESERVED]

              5.     Use and Trade of Vessel

(a)   Charterers shall have full use of the Vessel and may employ the Vessel worldwide (within Institute Warranty Limits) in the carriage of suitable lawful merchandise. In no event shall Charterers carry on board the Vessel nuclear fuels or radioactive products; provided, however, with the prior written consent of Owners, Charterers may carry on board the Vessel radioisotopes used or intended to be used for any industrial, agricultural, medical or scientific purposes.

(b)    Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of insurance (including any warranties expressed or implied therein) without first obtaining the consent to such employment from their insurers, protection and indemnity clubs and underwriters and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

(c)   Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods.

(d)   As to those trades in which the Vessel is employed, Charterers shall comply with any and all requirements regarding financial responsibility or security in respect of oil or other pollution damage as required by any government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over Owners or Charterers, as the case may be, or ownership, use and operation of the Vessel (whether or not such requirement has been lawfully imposed or not) to enable the Vessel, without penalty or charges, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without delay. Charterers shall make and maintain all arrangements for security bond or otherwise as may be necessary to satisfy such requirements at Charterers’ sole liability and expense and Charterers shall indemnify Owners against any and all losses, damages, claims, expenses or liabilities incurred by reason of Charterers failure to comply with this Clause 5(d).

              6.     Documentation and House Flag

(a)   Charterers agree that it shall, throughout the Charter Period, maintain the documentation of the Vessel under the laws of the Registration Jurisdiction at Owners’ cost and expense; provided, however, in the event that the costs and expenses of maintaining such documentation are in excess of $10,000 per annum, then Charterers shall either (i) pay all amounts in excess of $10,000 per annum or (ii) cooperate with the Owner to change the registry or port of documentation of the Vessel. Owners agree to do all such things whatsoever and execute and deliver all such documents whatsoever to enable Charterers to maintain such documentation. Charterers will not change the registry or port of documentation of the Vessel without the prior written consent of Owners which consent shall not be unreasonably withheld, or do or suffer or permit to be done anything which will injuriously affect the documentation of the Vessel as a vessel documented under the laws and regulations of the Registration Jurisdiction. If Charterers change the registry or port of documentation of the Vessel, Charterers shall, at time of redelivery, if Owners so request and at Charterers’ expense, change the registry and port of documentation back to that of the Registration Jurisdiction.

(b)     Charterers shall have the right to re-name the Vessel, to paint the Vessel in their own colors, install and display their funnel insignia and fly their own house flag.

              7.     Maintenance and Operation

(a)     Except as provided in Clause 20, the Vessel shall during the Charter Period be in the full possession and at the absolute disposal for all purposes of Charterers and under their complete control in every respect. Charterers hereby covenant and agree with Owners that during the Charter Period (and subject to the provisions of Clause 13):

(i)
Charterers will at their expense maintain the Vessel, her machinery, cargo handling equipment, boilers, appurtenances and spare parts in a good state of repair and in efficient operating condition in accordance with good commercial maintenance practice commensurate with other vessels in Charterers’ fleet of similar size and trade, ordinary wear and tear excepted; and

(ii)
Charterers will at their expense keep the Vessel with unexpired classification in accordance with the highest classification of a classification society that is a member of the International Association of Classification Societies as shall previously have been approved by Owners) and other required certificates in force and shall make any improvement or structural changes or acquire any new equipment necessary to comply with the requirements of such classification; and

(iii)
Charterers shall be at liberty to fit any additional equipment required for the services of Charterers, beyond that on board at the commencement of this Charter, such work to be done at Charterers’ expense and on their time, and such equipment may be removed by Charterers at their cost and on their time at any time (provided, however, that such removal does not adversely affect the class or seaworthiness of the Vessel) prior to the expiration or any other termination of the Charter. The Vessel is to be redelivered to Owners in the same condition and class as that in which she is delivered by Owner, ordinary wear and tear excepted and any additional equipment that cannot be or is not so removed shall become the property of Owners; and

(iv)
Charterers shall not permit the Vessel to proceed to any port which is then subject to a prohibition by the government of the Registration Jurisdiction or the national government of the port in question; and

(v)
in the event of hostilities in any part of the world (whether war be declared or not) Charterers will not employ the Vessel nor suggest her employment in carrying any goods which are declared contraband nor suffer her to enter or trade to any zone which is declared a War Zone by the War Risks Insurers unless Charterers have made arrangements with the said insurers for the payment of such additional premiums as said insurers may require to maintain the relevant insurances in force or in any zone in respect of which the War Risks Insurers have withdrawn cover for the Vessel; and

(vi)
Charterers will not use the Vessel in any manner or for any purpose excepted from any insurance policy or policies taken out in compliance with Clause 11 hereof or for the purpose of carriage of goods of any description excepted from the said insurance policy or policies and shall not do or permit to be done anything which could reasonably be expected to invalidate any of the said insurance policy or policies; and

(vii)	Charterers will not use the Vessel in any manner or for any purpose or trade or permit or suffer to be done any act which will prejudice Owners’ ownership of the Vessel or any part thereof.

(b)     During the Charter Period, Charterers shall at their own expense or by their own procurement man, victual, navigate, operate, supply, fuel and repair the Vessel whenever required and shall, as between themselves and Owners, be responsible for all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including any foreign, general, municipal, value added or other taxes except that Charterers shall not be responsible for Owners’ documentation costs under clause 6(a) or for Owner Taxes. During the Charter Period, the master, officers and crew of the Vessel shall be engaged and employed by Charterers and shall remain Charterers’ servants, navigating, managing and working the Vessel on behalf of and at the risk of Charterers.

(c)     As between themselves and Owners, Charterers shall also be responsible for any charges and expenses incidental to the use and operation of the Vessel while under requisition for hire, during the Charter Period. The foregoing provision of this sub-clause shall be without prejudice to the rights of Owners and Charterers against other parties in respect of any such charges or expenses. Charterers shall, subject to the prior written approval of Owners (such approval not to be unreasonably withheld), be entitled to take action in the name of Owners against other parties in respect of such charges or expenses. If as a result of any such action any moneys are received the same shall be recovered by Charterers.

(d)    Charterers shall make no changes in the structure of the Vessel nor major changes in her machinery, appurtenances, spareparts or boilers without in each instance first securing the written approval of Owners, which approval shall not be unreasonably withheld. Provided that if any such changes are required to meet classification society requirements, applicable regulations and/or any relevant laws Owners shall not withhold such approval and Charterers shall not be obliged to reinstate the Vessel to its condition prior to the making of such changes.

(e)     Charterers shall drydock the Vessel and clean and paint her underwater parts in accordance with good commercial practice, but not less than as may be required by the relevant classification society as provided in 7(a)(ii) to maintain the Vessel’s highest classification.

(f)      Owners (or such persons as they shall appoint or authorize) shall have the right at any time on reasonable notice, and in a manner which shall not interfere with the Vessel’s trading requirements to inspect or survey the Vessel in order to ascertain the condition  of the Vessel and to satisfy themselves that the Vessel is being properly repaired and maintained in accordance with the provisions of this Charter. Inspection or survey in drydock shall be made only when the Vessel is in drydock under the provisions of sub-clause (e) of this Clause. However, Owners shall have the right to require the Vessel to be drydocked for inspection, if Charterers are not docking her at the required classification intervals. The costs incurred in respect of such drydocking and any inspection or survey made under this sub-clause shall be paid by Charterers to Owners. All repairs as shall be shown to be required by any inspection or survey shall be made at Charterers’ expense and shall be completed within a reasonable period of time or such other period as is specified by the relevant classification society referred to in Clause 7(a)(ii). Time taken in respect of inspection, survey or repairs shall form part of the Charter Period. Charterers shall whenever requested, on reasonable notice, permit Owners to inspect the Vessel’s log books and furnish Owners promptly with full information regarding any casualties or other damage to the Vessel.

(g)     Owners shall not be liable for any expense in repairing or maintaining the Vessel or be liable to supply a vessel or any part thereof in lieu if the Vessel or any part thereof is lost, damaged, rendered unfit for use, confiscated, seized, requisitioned, restrained or appropriated and the Charter Hire payable in respect of the Vessel shall continue to be payable notwithstanding loss or damage (not amounting to a Total Loss) to the Vessel or any part thereof (and notwithstanding that the Vessel or any part thereof is rendered unfit for use or is requisitioned for hire). In the event of a Total Loss the provisions of Clause 12 shall apply;

(h)     Charterers shall not have or be deemed to have any authority to pledge Owners’ credit for any purpose, including any maintenance overhauls, replacements, repairs and modification of the Vessel.

              8.     Redelivery and Status

(a)     Unless the Vessel suffers a Total Loss, Charterers shall at the end of the Charter Period redeliver the Vessel to Owners at a safe and ice-free port or a place selected by Charterers within the Vessel’s trading limits (within 10 steaming days from a recognized loading area) or at such other safe port as shall be agreed between the parties but Charterers shall not be deemed to warrant the safety of such port once redelivery has occurred. The Vessel shall be redelivered to Owners free and clear of all mortgages, liens, claims, charges and encumbrances which Charterers are obligated to discharge or satisfy and in the same or as good structure, state and condition as those in which she was delivered, ordinary wear and tear alone excepted. The time of redelivery shall be the time when the Vessel is tendered for redelivery in class without outstanding requirements or recommendations to enable the Vessel to proceed without delay and free of cargo (other than slops).

(b)     At or about the time of redelivery a survey shall, if Owners so require, be made to determine the condition and fitness of the Vessel, her machinery and equipment. In that event, Charterers and Owners shall each appoint surveyors to be present at such survey and the surveyors present shall determine and state the repairs or work necessary to place the Vessel at the date of redelivery in the structure, state and condition required by sub-clause (a) of this Clause. In the event that the Vessel has been dry-docked within 30 months prior to redelivery and Charterers certify in writing to Owners that, to the best of their knowledge, the Vessel has had no bottom touching since such dry-docking, such survey may be conducted while the Vessel is afloat. Owners may require a diver’s survey of the Vessel. Charterers shall bear all expenses of any such survey. Charterers shall at their expense make all such repairs and do all such work so found to be necessary before redelivery or at Owners’ option shall discharge their obligations hereunder by payment to Owners of a sum sufficient to provide, at the prices current at the time of redelivery, for the work and repairs necessary to place the Vessel in such structure, state and condition. The Charter Period shall be extended until the completion of any such repairs and work found to be necessary or the payment of the amounts described in this Clause 8(b).

(c)      The provisions of this Clause shall be subject to the provisions of sub-clause (b) of Clause 13 hereof where the Vessel is under requisition for hire at or until the end of the Charter Period.

(d)     An inventory of consumable stores on board the Vessel shall be made by Charterers in conjunction with Owners on delivery and again on redelivery of the Vessel. Charterers and Owners shall respectively take over and pay for all bunkers, lubricating oil, water and unbroached provisions, paints, oils, ropes and other consumable stores remaining in the Vessel on delivery and redelivery at the market prices current at the port of delivery or redelivery but Charterers shall not be required to pay for lubricating oil in the Vessel’s system or for stores included in the Vessel’s specification or for stores arranged and put on board by Charterers’ at their own expense.

(e)     The Vessel upon redelivery shall have her survey cycles up to date and class certificates valid. Notwithstanding the provisions of this Clause 8, Charterers shall ensure that Vessel shall have been dry-docked within 30 months prior to redelivery.

              9.     Use of Vessel and Payment of Hire

(a)     Charterers shall have the use of all equipment (which expression includes cabin, crew and galley equipment, navigational aids and technical equipment, furnishings, furniture and fittings and spare and replacement parts) that is the property of Owners on board at the time of Delivery of the Vessel; and the same, or their substantial equivalent, shall be returned to Owners on redelivery in good order and condition, ordinary wear and tear alone excepted. Charterers shall from time to time during the Charter Period replace at their expense such items of equipment as shall be so damaged or worn as to be unfit for use. Such replaced equipment shall become part of the Vessel and title to such replaced equipment shall vest in and the same shall belong to Owners.

(b)     Any hired equipment placed on the Vessel by Charterers may be removed by Charterers prior to the expiration of the Charter Period. If so requested by Owners, Charterers shall assist in transfer of equipment hire agreements to Owners or their nominee, but Charterers shall not be required to guarantee or assume any other liability with respect to a transferee’s performance under said hire agreements.

(c)     During the Charter Period, the Charterer shall pay, without offset or deduction, whether or not Vessel is under arrest, Charter Hire for the use and hire of the Vessel at the times and in the amounts indicated on Schedule 1 attached hereto and made a part hereof. Unless otherwise notified by Owners, all payments of Charter Hire and other amounts payable by Charterers to Owners hereunder shall be made to an account nominated by Owners at JPMorgan Chase Bank, N.A., ABA # 021000021 for credit to Acct. No. ###-##-####, Re: California Petroleum Transport Corporation (or to such other account as Owners may from time to time nominate) and shall be made by wire transfer of immediately available funds.

(d)   During any extension of the Charter Period, the rate of hire shall be as set forth on Schedule I.

(e)   Time of payment shall be of the essence. If the date of payment is a date upon which Owners’ nominated bank is not open for business, payment shall be made on the first preceding Business Day. Payment of sums due under the provisions of this Charter shall be made (by close of business New York Federal Reserve Bank) by wire transfer to Owners’ nominated bank and receipt of such wire transfer by such bank by 10:00 a.m. New York time on the due date for payment (in accordance with all the provisions of this Charter) shall constitute timely payment by the payer of the amount authorized by such cable or telex to be paid even though the payee’s account be not credited until after such due date and the payer shall not be liable for any delays or errors committed by such bank in processing payment instructions transmitted properly on behalf of the Charterers.

(f)      If any payment of Charter Hire hereunder shall not be paid when due Owners shall be entitled in addition to call for interest thereon at the rate of interest per annum equal to the Default Rate from and including the due date to the date of actual payment (after as well as before judgment) parts of a day being treated as complete days and Charterers shall thereupon forthwith pay the same to Owners.

10.     Mortgage

(a)    Charterers agree that the financing of the Vessel will be secured by the Charter on the Vessel and assignments of Owners’ right, title and interest under, in and to this Charter. Charterers shall execute and deliver a letter of acknowledgment and consent to assignment of charter as shall be requested by Owner.

(b)   Charterers agree that this Charter and any other charters permitted under Clause 20(a) hereof shall always be subordinated in all respects to the Mortgage.

(c)   Owners agree that the Mortgage and any other mortgage hereinafter placed on the Vessel by Owners will contain a provision to the effect that throughout the Charter Period, so long as no Event of Default shall have occurred and be continuing and so long as Charterers shall have performed their obligations hereunder, Charterers shall be entitled to quiet enjoyment of the Vessel.

11.   Insurance

(a)      Insurance Obligations - Charterer shall, at its own expense, provide and maintain the following insurance and shall ensure that the value of the Vessel as stated in any valued policy is equal to the amount insured thereunder:

(i)
hull and machinery insurance for an amount not less than the Stipulated Loss Value of the Vessel as per the Norwegian Marine Insurance Plan. Such insurance shall include navigation limit adequate for the vessel’s trade and exclude collision liability.

(ii)
protection & indemnity insurance on a full entry basis with an International Group P&I Club. Such insurance shall include, but not be limited to, coverage for injuries to or death of masters, mates and crew; full (4/4ths) collision liabilities and pollution liabilities imposed by federal and state laws. Such insurance shall be unlimited as per International Group P&I Club rules except for pollution liabilities which shall be limited to $1.0 billion or the maximum pollution limit offered by and through the P&I Clubs of the International Group.

(iii)
Hull War Risk Insurance for an amount not less than the Stipulated Loss Value of the Vessel as per the Norwegian Marine Insurance Plan. Such insurance shall apply to all areas where the Vessel trades but be subject to the War Risks Trading Warranties generally in use in the Hull War Risk Market.

(b)   Insurance Practice

Charterers have, prior to the signing of this Charter, outlined to Owners the insurance arrangements at present in force in relation to its fleet (which arrangements shall apply to the Vessel on and after the date of delivery of the Vessel). Owners hereby confirm their acceptance of such arrangements as complying with Charterers’ obligations under the preceding sub-clause (a) (subject to adjustment thereof in the light of changes in market practice and in accepted tanker practice). Charterers undertake not to alter such arrangements in a manner that is in material breach of any other provision of this Charter or otherwise materially adverse to Owners without first notifying Owners and obtaining their written approval, such approval not to be unreasonably withheld.

(c)   Loss payable and notice of Cancellation

(i)
Unless Owners shall have given their prior written consent, all insurances effected pursuant to Clause 11(a)(i) and (iii) shall contain a loss payable and notice of cancellation clause in the following form:

“LOSS PAYABLE AND NOTICE OF CANCELLATION CLAUSE”

(A)	Until CalPetro Tankers (Bahamas III) Limited (“Owners”) shall have notified underwriters to the contrary:

(1)
all recoveries up to the Stipulated Loss Value hereunder in respect of a total loss or constructive or compromised or agreed or arranged total loss shall be paid in full to Owners without any deduction or deductions whatsoever; and

(2)	all other recoveries shall be paid in full to Front Voyager Inc. (“Charterers”) or to its order without any deduction or deductions whatsoever; and

(B)	Owners shall be advised:

(1)	if any Hull and Machinery insurer cancels or gives notice of cancellation of any insurance or entry at least ten (10) days before such cancellation is to take effect; and

(2)	if any hull War Risks insurer cancels or gives notice of cancellation of any insurance or entry at least seven (7) days before such cancellation is to take effect; and

(3)	of any default in the payment of any Hull and Machinery premium or call or failure to renew any such insurance or entry ten (10) days prior to the date of renewal thereof; and

(4)	of any default in the payment of any War Risks premium or call or failure to renew any such entry seven (7) days prior to the date of renewal thereof.”

(ii)
Unless Owners shall have given their prior written consent, all insurance and entries effected pursuant to Clause 11(a)(ii) shall contain a loss payable and notice of cancellation clause in the following form:

“LOSS PAYABLE AND NOTICE OF CANCELLATION CLAUSE

At the request of the Owners and with the consent of the Charterers, the protection and indemnity club managers may in their discretion, agree:

(A)
to pay Owners, or to their order, any recovery the Charterers are entitled to receive from the funds of the P&I Club in respect of any liability, costs or expenses incurred by the Charterers on receipt of notice from the Owners that the Charterers are in default under the Charter; and

(B)	to give the Owners ten (10) days’ notice that insurance in the P&I Club in respect of the Vessel is to cease; and

(C)
to give the Owners ten (10) days’ notice of the P&I Club’s intention to cancel the insurance of the Charterers by reason of their failure to pay when due and demanded any sum due from them to the P&I Club."

(d)   Information as to insurances

Charterers shall give Owners and its insurance advisers such information as to the insurances taken out or being or to be taken out in compliance with Charterers’ obligations under the foregoing provisions of this Clause or as to any other matter which may be relevant to such insurances as Owners or their advisers may reasonably request.

12.   Total Loss, Requisition for Title, Capture, Seizure

(a)   If a Total Loss shall occur, this Charter and the obligation of Charterers to pay Charter Hire hereunder shall continue and be payable as set forth herein until Charterers have complied with this Clause 12. Charterers shall forthwith notify Owners of the facts and circumstances of such Total Loss and Charterers shall, on the date which is 90 days after the Total Loss (the “Loss Date”), pay to Owners the amount determined pursuant to paragraph (b) below. Charterers shall give Owners at least 15 days prior notice in writing of the Loss Date. On the Loss Date, Charterers shall pay such amount to Owners, and thereupon this Charter shall terminate and Charter Hire payable hereunder shall cease.

(b)   The amount payable on any such Loss Date shall be the sum of (i) any deficiency between (A) the Stipulated Loss Value in relation to the period in question calculated by the application of Schedule 2 and (B) all insurance proceeds for damage to or loss of the Vessel and amounts paid by any governmental authority in connection with any requisition, seizure or forfeiture actually received in hand by Owners or the Mortgagee prior to or on such Loss Date; and (ii) all Charter Hire accrued (on a daily basis) but unpaid hereunder to such Loss Date and any other sums due under any provisions of this Charter, together with interest thereon at the Default Rate from the date upon which any such Charter Hire or other sums was due until the date upon which the calculations are made for the purposes of this Clause which date shall be the Loss Date. The foregoing obligations of Charterers under this Clause 12 shall apply regardless of whether or not any moneys are payable under the insurances effected in compliance with Clause 11 hereof in respect of the Vessel, regardless also of the amount payable thereunder, regardless also of the cause of the Total Loss and, regardless of whether or not any of the said compensation shall be payable. This Charter shall terminate upon the fulfillment by Charterers of their obligations under this subclause.

(c)   If Charterers shall have made a payment to Owners pursuant to the foregoing provisions of sub-clause (b) of this Clause and Owners shall subsequently receive any insurance monies or other compensation contemplated under such Clause (b) the same shall be immediately applied first towards repayment to Charterers of the amount of any such payment and second (to the extent that the further insurance monies or compensation shall exceed the amounts paid by Charterers and so repaid by Owners) to Charterers.

(d)   Charterers shall be liable for any loss of any part of or damage to the Vessel (other than a Total Loss in which event the foregoing provisions of this clause shall apply) during the Charter Period from whatsoever cause such loss or damage may arise, unless the same shall have been caused by the negligence or wilful act of Owners, their servants or agents (except where Charterers or their servants and agents are acting as agents of Owners). In the event of repairable damage to the Vessel or any part thereof or loss of part of the Vessel, Owners shall, subject to their prior right to retain any sums which may be due from Charterers to Owners under the terms of this Charter, make payment to Charterers of moneys received under the insurances effected in compliance with Clause 11 upon Charterers furnishing evidence satisfactory to Owners that all such damage has been made good or repaired or repairs have been put in hand.

(e)     For the purpose of this Clause 12, insurers shall be deemed to have admitted a claim either on the date that they inform Owners that the claim is admitted or upon the date that they make payment to Owners even though no claim has ever been admitted.

(f)   Owners shall, upon the request of Charterers, promptly execute such documents as may be required to enable Charterers to abandon the Vessel to insurers and claim a constructive total loss provided that Owners shall be entitled by notice in writing to Charterers to require that the Vessel shall not be abandoned and that a partial loss only shall be claimed, in which case this Charter shall terminate as from the date of the event giving rise to such loss and any insurance payments in respect of the partial loss shall be paid to Owners. Save as aforesaid, any moneys payable by insurers for a partial loss shall be paid to Charterers and Owners shall, at the request and expense of Charterers, take or procure to be taken all such reasonable steps as Charterers may require for the recovery of such moneys.

13.     Requisition for Hire

(a)   If the Vessel is requisitioned for hire by any governmental or other competent authority during the Charter Period, then unless and until following such requisition the Vessel becomes a Total Loss, this Charter shall continue in full force and effect for the remainder of the Charter Period (and Charterers shall be fully responsible for due compliance with all its obligations under (i) Clause 11 and (ii) the other provisions of this Charter, other than those which Charterers are unable to comply with solely by virtue of the aforesaid requisition for hire); provided, however, that if Charterers shall duly comply with all of their obligations under this Charter save as aforesaid, Charterers shall be entitled to all requisition hire paid to Owners or to Charterers by such governmental or other competent authority or by any person acting by the authority of the same on account of such requisition during the Charter Period.

(b)   Should the Vessel be under requisition for hire at or until the end of the Charter Period:

(i)
Charterers shall, if they are prevented by reason of the requisition from redelivering the Vessel under sub-clause (a) of Clause 8 hereof, be relieved from their obligation so to do, provided that if the party requisitioning the Vessel does not at the end of the period of requisition redeliver the Vessel to Owners at such place as Owners shall request, Charterers shall upon the written request of Owners use their best endeavors to redeliver the Vessel in accordance with sub-clause (a) of Clause 8;

(ii)
after such release Charterers shall be given a reasonable opportunity of removing any such additional or hired equipment as is referred to in sub-clause (b) of Clause 9 hereof on the terms referred to in that sub-clause;

(iii)
notwithstanding any other provision of this Charter, Charterers shall be under no liability to Owners in respect of the structure, state or condition of the Vessel insofar as such structure, state or condition is due to the manner in which she has been used or treated or to any events which have occurred during the period of such requisition.

14.     Liens; Notice on Vessel

(a)     Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of Owners in the Vessel. Charterers shall indemnify and hold Owners harmless against any lien of whatsoever nature arising upon the Vessel during the Charter Period while she is under the control of Charterers, and against any claims against Owners arising out of or in relation to the operation of the Vessel by Charterers. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder by Charterers, Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their own expense put up bail to secure release of the Vessel.

(b)     Charterers will fasten to the Vessel in a conspicuous place and will keep so fastened during the Charter Period a notice reading as follows:

“This Vessel is the property of and is registered in the name of CalPetro Tankers (Bahamas III) Limited; she is under charter by demise to and operated by Front Voyager Inc. and neither Charterers nor the Master nor any servant or agent thereof has any authority whatsoever to contract on behalf of Owners or to pledge Owners’ credit or to involve Owners in any liability whatsoever”

or in such other form as Owners may reasonably require from time to time.

15.     Salvage

All salvage and all proceeds from derelicts shall be for Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by Charterers.

16.     General Average

General Average, including Owners’ portion, if any, shall be payable by Charterers. General Average, if any, shall be adjusted according to the York-Antwerp Rules 1974, as amended 1990, or any subsequent modification thereof current at the time of the casualty.

17.     Default; Remedies

(a)   If during the term of this Charter:

(i)	Charterers shall make default for two Business Days in any payment in respect of Charter Hire due under the terms of this Charter.

(ii)
Charterers shall fail for a period of thirty (30) Business Days after written notice thereof has been given to Charterers by Owners to perform and observe any of the covenants, conditions, agreements or stipulations on the part of Charterers to be performed or observed contained herein (other than sub-clause (a)(i) and (v) of this Clause).

(iii)
Charterers cease doing business as a going concern or generally cease to pay their debts as they become due or any proceedings under any bankruptcy or insolvency laws are instituted against Charterers or if a receiver or trustee is appointed for Charterers or for any of their assets or properties, and such proceeding is not dismissed, vacated or fully stayed within sixty (60) days.

(iv)
Charterers shall create or suffer to exist any mortgage, charge, pledge or other like encumbrance over the Vessel or any part thereof not created or caused by Owners or by persons claiming by, through or under Owners or shall have abandoned the Vessel. The foregoing provisions shall not apply to any notice of abandonment which Charterer’s may give to insurers under the provisions of Clause 12.

(v)	Charterers fail to comply with any of their obligations as to insurance contained in Clause 11.

(vi)
Charterers shall within thirty (30) days of any scheduled date of redelivery hereunder fail to provide adequate bail or security when required so to do in respect of any maritime lien, possessory lien or statutory right in rem which may be acquired over the Vessel not created or caused by Owners or by persons claiming by, through or under Owners in order to prevent the Vessel being arrested, impounded or seized or if any such lien, right or claim over the Vessel is exercised by the arrest, attachment, detention, impounding or seizure of the Vessel under any distress execution or other process, or any distress or execution is levied thereon, and Charterers fail to use their best endeavors to procure the release of the Vessel therefrom within thirty (30) days of any scheduled date of redelivery hereunder.

THEN AND IN ANY SUCH EVENT Owners may, by written notice to Charterers, declare this Charter to be in default and Owners may:

(a)     (i) Upon written demand, cause Charterers at Charterers’ expense to, and Charterers shall promptly, redeliver the Vessel or cause the Vessel to be redelivered, with all reasonable dispatch to Owners and in the condition required by the terms of Clause 8 as if the Vessel were being redelivered at the expiration of the Charter Period, and all obligations of Charterers under said Clause 8 shall apply to such redelivery, or (ii) Owners or their agent, at Owners’ option, without further notice, may, but shall be under no obligation to, retake the Vessel wherever found, whether upon the high seas or in any port, harbor, or other place and irrespective of whether Charterers, any subcharterer or any other Person may be in possession of the Vessel, all without prior demand and without legal process, and for that purpose Owners or their agent may enter upon any dock, pier or other premises where the Vessel may be and may take possession thereof, without Owners or their agent incurring any liability by reason of such retaking, whether for the restoration of damage to property caused by such retaking or otherwise. The exercise by Owners of their remedies under this subparagraph (a) shall be without prejudice, and in addition, to any of Owners’ other remedies referred to below.

(b)     Owners or their agent may sell the Vessel at public or private sale, with or without notice to Charterers, advertisement or publication, as Owners may determine, or otherwise may dispose of, hold, use, operate, charter (whether for a period greater or less than the balance of what would have been the Charter Period in the absence of the termination of Charterers’ rights to the Vessel) to others or keep the Vessel idle, all on such terms and conditions and at such place or places as Owners may determine and all free and clear of any rights of Charterers and of any claim of Charterers in admiralty, in equity, at law or by statute, whether for loss or damage or otherwise, and without any duty to account to Charterers.

(c)     Charterers shall be liable for any and all Charter Hire payable under this Charter before, during or after the exercise of any of the foregoing remedies and for all reasonable costs including all legal fees and any other costs and expenses whatsoever incurred by Owners by reason of the occurrence of any default or by reason of the exercise by Owners of any remedy hereunder, including, without limitation, all costs and expenses incurred by Owners in connection with any retaking of the Vessel and, upon the redelivery or retaking of the Vessel in accordance with this Clause 17, the placing of the Vessel in the condition and seaworthiness required by the terms of Clause 8 hereof and including interest on overdue Charter Hire.

(d)     Each and every right, power and remedy herein given to Owners shall be cumulative and shall be in addition to every other right, power and remedy herein given or now or hereafter existing at law, in equity, admiralty or by statute and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Owners, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Owners to exercise any right or power vested in it hereunder shall impair such right or power or be construed as a waiver of or as acquiescence in any default by Owners or be deemed a waiver of any right arising out of any future default or of any past default. In the event Owners at any time agree to waive any such right or power, such waiver shall be revocable by Owners at any time and the right or power shall henceforth be again exercisable as though there had been no such waiver unless the Event of Default has been cured. In the event Owners shall have proceeded to enforce any right or pursue any power under this Charter and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Owners, then and in every such case Charterers and Owners shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Charter and all rights, remedies and powers of Owners shall continue as if no such proceedings had been taken.

(e)   The rights and powers of Owners and the obligations of Charterers under this Clause 17 shall be effective and enforceable regardless of the pendency of any proceeding which has or might have the effect of preventing Owners or Charterers from complying with the terms of this Charter. No express or implied waiver by Owners of any default shall in any way be, or be construed to be a waiver of any further or subsequent default.

18.     Termination

In the event (a) a Total Loss shall have occurred and Charterers shall have remitted to Owners the amounts described in Clause 12(b) or (b) Charterers shall have remitted to Owners the amounts described in Clause 19, then, notwithstanding anything to the contrary contained herein, the Charter shall continue with respect to Charterers’ obligation to pay such amount to Owners and shall terminate on (x) the date which is 367 days after the date on which such amounts have been remitted to Owners or the Owners’ assignee or (y) if (i) Charterers commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (ii) a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) is appointed for Charterers or for any substantial part of their property, (iii) Charterers generally fail to pay their debts as they become due or (iv) Charterers make a general assignment for the benefit of creditors, the expiration of the period during which any payment made by or on behalf of Charterers may be avoided under any applicable bankruptcy, insolvency, creditors’ rights or similar laws.

19.     Payments on Termination

Whether or not Owners shall have exercised, or shall thereafter at any time exercise, any options, rights or remedies under Clause 17, upon or as a consequence of a breach of contract by Charterers amounting to repudiation by Charterers of this Charter, Owners may immediately require Charterers to pay to Owners, and Charterers shall pay to Owners as liquidated damages for loss of a bargain and not as a penalty, an amount equal to (i) the sum of (A) the Stipulated Loss Value in relation to the period in question calculated by the application of Schedule 2, (B) all outstanding accrued and unpaid Charter Hire and (C) any other amounts due to Owners under this Charter on or prior to the date of payment and (ii) interest thereon (as well after as before judgment) at the Default Rate from the date such amounts were payable to the actual date of payment.

Charterers shall not be entitled to any part of the net proceeds of the Vessel (if any) whether by way of rebate of Charter Hire or otherwise.

20.     Assignment and Sub Charter

(a)     Charterers may not assign all or part of their rights and obligations under this Charter nor may they charter the Vessel by demise to any other entity without the prior written consent of Owners, such consent, subject always to the Vessel being maintained and insured to the same standards as are adopted by Charterers in respect of the vessels owned by them, not to be unreasonably withheld; provided, however, that Charterers may assign their rights and obligations hereunder to a corporation more than 50% of which is owned, directly or indirectly, by Frontline Ltd. or Ship Finance International Ltd. so long as Charterers remain responsible as principals for the due fulfillment of this Charter and provide such assurances of responsibility to Owners as they may reasonably request.

(b)    Charterers may otherwise charter the Vessel without the prior consent of Owners provided that Charterers remain responsible as principals (or appoint another person to be responsible in their stead) for navigating and managing the Vessel throughout the period of such charter and for defraying all expenses in connection with the Vessel throughout such period or substantially all such expenses other than those directly incidental to a particular voyage or to the employment of the Vessel during that period.

(c)     Owners may not transfer or assign to any other person or entity all or part of its rights or obligations under this Charter (except to the Lender pursuant to the Assignment of Charter and the reassignment of this Charter to the Collateral Trustee under the Assignment of Assignment of Charter (collectively, the Assignment of Charter and the Assignment of Assignment of Charter shall be referred to as the “Security Assignment”)) unless such transferee or assignee also assumes the obligations of Owners under the related Security Documents and Charterers shall have given its prior written consent to such assignment and assumption, which consent shall not be unreasonably withheld. In addition, any transfer of Owners’ interest in this Charter (other than the Security Assignment) may only be effected by surrender of this Charter and its reissuance by Charterers to such Owners’ assignee or transferee.

21.     Indemnity

(a)     Charterers hereby indemnify Owners and shall keep Owners fully indemnified at all times whether during the currency of this Charter or at any time in respect of events arising during the currency of this Charter against:

(i)
All costs and expenses of operating and maintaining the Vessel and of operating, maintaining and replacing all parts including (but without prejudice to the generality of the foregoing) all fuel, oil, port charges, fees, taxes, levies, fines, penalties, charges, insurance premiums, victualing, crew, navigation, manning, operating and freight expenses and all other outgoings whatsoever payable by Owners or Charterers in respect of the possession or operation of the Vessel or any part thereof, or the purchase, ownership, delivery, chartering, possession and operation, import to or export from any country, return, sale or disposition of the Vessel or any part thereof or upon the hire, receipts or earnings arising therefrom (other than Owners Taxes or documentation costs except as otherwise provided in Clause 6(a)) which shall be promptly paid by Charterers;

(ii)
All liabilities, claims, proceedings (whether civil or criminal), penalties, fines or other sanctions, judgments, charges, taxes, impositions, liens, salvage, general average, costs and expenses whatsoever which may at any time be made or claimed by Charterers or any employee, servant, agent or sub-contractor, passenger, owner, shipper, consignee and receiver of goods or any third party (including governments or other authorities) or by their respective dependents arising directly or indirectly in any manner out of the design, construction, possession, management, repair, certification, manning, provisioning, supply or servicing of the Vessel (whether at sea or not) or the chartering thereof hereunder whether such liability, claims, proceedings, penalties, fines, sanctions, judgments, charges, taxes, impositions, liens, salvage, general average, cost or expenses may be attributable to any defect in the Vessel or the design, construction, testing or use thereof or from any maintenance, service, repair, overhaul or otherwise and regardless of when or where the same shall arise and whether or not the Vessel or the relevant part thereof is in the possession or control of Charterers (other than Owners Taxes or documentation costs except as otherwise provided in Clause b(a)); and

(iii)
Charterers accept all liability for oil or other pollution damage resulting from Charterers’ operation of the Vessel under this Charter and agree to promptly indemnify and hold Owners harmless from and against any and all losses, damages and expenses which Owners may incur as a result of any oil or other pollution damage resulting from Charterers’ operation of the Vessel under this Charter, including, but not limited to, Owners’ liability under the Oil Pollution Act of 1990, as amended, and/or the laws of any other jurisdiction relating to oil spills.

(iv)
Owners shall use good faith efforts to notify Charterers promptly of any tax for which it may seek indemnity. Charterers shall, subject to the prior written approval of Owners (such approval not to be unreasonably withheld), be entitled to take action in the name of Owners at Charterers’ expense against any taxing authority in respect of any taxes for which Charterers have indemnified such Owners, and Owners agree to reasonably cooperate with Charterers in taking such action. If as a result of any such action any moneys are received that are attributable to such indemnified taxes (including any interest thereon paid by such taxing authority) the same shall be recovered by Charterers.

(b)     Without prejudice to its generality, the provisions of this sub-clause shall extend to claims of persons (including governments or other bodies whether corporate or otherwise) who have suffered or allege that they have suffered loss, damage or injury in connection with any thing done or not done by the Vessel, including in connection with any oil or other substance emanating or threatening to emanate from the Vessel and shall extend to levies, impositions, calls, or contributions on or required to be made by Owners during or in respect of the Charter Period.

(c)     If any obligation of Charterers under the foregoing sub-clause or under subclause (d) below shall not be discharged when due, Charterers shall on demand forthwith pay to Owners not only the amount of such obligation but also interest thereon at the Default Rate from the date Owners paid the same to the date of reimbursement by Charterers (after as well as before judgment).

(d)      In the event of the Vessel becoming a wreck or obstruction to navigation, Charterers shall indemnify Owners against all losses, costs, damages and expenses which Owners may in consequence thereof incur including those incurred in respect of the removal or destruction of the wreck or obstruction under statutory or other powers.

22.     [RESERVED]

23.     General

(a)     Charterers shall give to Owners all such information as Owners may reasonably request with regard to the performance by Charterers of their obligations hereunder.

(b)     Charterers shall pay all expenses (including legal and other costs) incurred by Owners in connection with the enforcement of any rights conferred upon Owners by this Charter or in or incidental to any action brought by Owners to recover any hire or other payments due hereunder or for breach of any covenant, agreement, condition or stipulation herein contained or to recover possession of the Vessel or any part thereof whether any such action proceeds to judgment or not. Owners shall pay all expenses (including legal and other costs) incurred by Charterers in connection with the enforcement of any rights conferred upon Charterers against Owners by this Charter.

(c)      No failure or delay on the part of Owners in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power.

(d)     This Charter shall not be varied in its terms by an oral agreement or representation or otherwise than by an instrument in writing of even date herewith or subsequent hereto executed by all the parties hereto or by their duly authorized representatives.

(e)   If any term or provision of this Charter or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Charter or application of such term or provision to persons or circumstances other than those as to which it is already invalid or unenforceable shall not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law.

(f)      The title to the Clauses and sub-clauses of this Charter shall not in any way affect the interpretation thereof; the terms defined in this Charter have the meanings assigned to them in this Charter and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

(g)     Any demand, consent, record, election or notice required or permitted to be given under this Charter shall be in writing and sent by recorded or registered letter or telefax (and in the case of telefax confirmed by recorded or registered letter) addressed as follows:

(i)	If to Owners to: c/o McKinney, Bancroft & Hughes Mareva House 4 George Street Nassau, Bahamas Fax No: (242) 328-2520 Attention: Lourey Smith

(ii)	If to Charterers to: c/o Front Voyager Inc. c/o Frontline Management AS Bryggegaten 3 0123 Oslo Norway Fax No. +47 23 11 40 44 Attention: Finance Department

or in case to such other person or address or addresses or telefax number as any party may notify in writing to the other parties hereto. Any such notice shall be deemed to have reached the party to whom it is addressed (in the case of notice given by letter) five (5) days after despatch by first class pre-paid post (airmail if from abroad) or (in the case of notice given by telefax) when confirmed by a correct transmission report when despatched and for this purpose confirmation by letter of notice given by telefax, shall be disregarded.

(h)      This Charter shall be governed by and construed and performance thereof shall be determined in accordance with the federal laws of the United States of America and the laws of New York. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

(i)       All matters of difference between the parties hereto (other than as herein expressly provided to the contrary and other than in respect of any action by Owners for possession of the Vessel) shall be referred to arbitration in New York by an arbitrator to be agreed between Owners and Charterers or in default of such agreement within 30 days to be nominated by the President for the time being of the Society of Maritime Arbitrators.

(j)      Where it is provided in this Charter that in default of agreement a matter is to be determined by an expert under this sub-clause, the same shall be determined by such person, firm, corporation or body as may be agreed between Owners and Charterers (or in default of agreement as may be nominated by the Chairman for the time being of the Baltic and Mercantile Shipping Exchange) who shall be deemed to act as expert and not as arbitrator and whose determination shall be final and binding on the parties.

(k)     All payments (other than payments pursuant to Clauses 21(a)(i) and 21(a)(ii) and documentation costs for Owners’ account pursuant to Clause 6(a)) made to Owners shall be made without deduction for or on account of any present or future taxes (including value added, turnover, sales and use taxes), levies, imposts, duties, deduction, withholdings and other charges of whatsoever nature (collectively, “Charges”) unless such deduction is required by law. If such deduction is required by law (i) the sum payable by Charterers shall be increased as may be necessary so that, after making all required withholdings and deductions (including those applicable to additional sums payable under this Clause 23(k)), Owners shall receive an amount equal to the sum that Owners would have received had no such withholdings and deductions been made and (ii) as required by applicable law Charterers shall withhold or deduct the amount required and pay such amount to the relevant taxing or other governmental authority. If any Charges paid by Charterers are recoverable by Owners from such taxing or other governmental authority, Charterers shall be entitled to the same rights provided in Clause 21(a)(iv). Owners shall consult with Charterers and use reasonable efforts to agree to a method of avoiding or minimizing any such deduction that is not in breach of applicable law or governmental regulation or of any of the financing documents entered into with the Mortgagee and which will leave the parties in substantially the same contractual relation as is herein contained. Without limiting the generality of the foregoing, the Owners shall take any lawful action to the extent necessary to prevent or avoid the imposition of any taxes, including any withholding taxes with respect to Charter Hire, by any taxing jurisdiction (including the Registration Jurisdiction, except with respect to any taxes included in documentation costs for Owners’ account pursuant to Clause 6(a) hereof), including changing its jurisdiction of incorporation or residence; provided, however, that it shall not be required to take, or fail to take, any action (x) if in the opinion of counsel such act or failure to act would violate applicable law or (y) if in the reasonable opinion of Owners the actions necessary to avoid or prevent imposition of such taxes would be unduly burdensome. For purposes of clause (y) of the immediately preceding sentence a requirement to change the jurisdiction of the Owners’ incorporation or residence shall not be treated as unduly burdensome.

(l)      If any provision of this Charter shall be, or shall be rendered, unenforceable in whole or in part (which for the purposes of this Clause shall include being contrary to an official code or order for the time being in force to which either of the parties hereto is required by law to have regard and the contravention or the continued contravention of which could be considered or be made unlawful) Owners and Charterers shall use their best endeavors to agree an amendment or amendments to the terms of this Charter which would result in this Charter as so amended being fully enforceable and achieving substantially the same result (both financially and otherwise) so far as concerns Owners and Charterers as this Charter in its executed form would have achieved if the same had been fully enforceable. If Owners and Charterers are unable to agree to such an amendment or amendments then either party may by notice request that an arbitrator be appointed pursuant to the provisions to Clause 23(i) to determine whether an amendment or amendments which would achieve the result set out above are possible, and he shall be asked to specify them and the terms of this Charter shall be amended accordingly.

(m)     The indemnities of Owners by Charterers contained in this Charter shall continue in full force and effect (in respect of events occurring during the currency of this Charter) notwithstanding the termination of the charter of the Vessel, the repudiation by Charterers of this Charter or the expiration of the charter period by effluxion of time or otherwise.

(n)     Charterers and Owners agree that for United States tax purposes this Charter is intended to be a financing arrangement and not a true lease, and Charterers and Owners further agree to file their respective tax returns and reports consistent with such intention. This Charter shall be in registered form within the meaning of section 163(f) of the United States Internal Revenue Code of 1986, as amended, and Owners shall provide Charterers upon request, any forms or reports reasonably requested by Charterers to evidence such position, specifically including United States Internal Revenue Service Form W-8 or any successor form.

24.     Definitions

“Assignment of Charter” means the Assignment of this Charter by Owners as collateral for the Owners obligations to the Lender.

“Assignment of Assignment of Charter” means the assignment of this Charter by the Lender to the Collateral Trustee as security for the Lender’s obligations under the Indenture.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, or in the city and state where the Mortgagee’s principal offices are located, are authorized or are obligated by law, executive order or governmental decree to be closed.

“Certificate of Acceptance” means the certificate executed by Charterers on the Commencement Date indicating Charterers’ acceptance of the Vessel under this Charter.

“Charter Hire” means the charter hire payable by Charterers for the use and possession of the Vessel payable at the times and in the amounts set forth on Schedule 1 attached hereto and made a part hereof.

“Charter Period” means the period of time from the Commencement Date to the expiration or earlier termination of this Charter, pursuant to the provisions hereof, and shall include any extension thereof pursuant to Clause 2 of this Charter.

“Collateral Trustee” means J.P. Morgan Trust Company, National Association, not in its individual capacity but solely as collateral trustee under the Collateral Trust Agreement, dated as of April 1, 1995, among the Lender, the Collateral Trustee and the Trustee.

“Commencement Date” means the date on which the Vessel is accepted by Charterers under this Charter.

“Compulsory Acquisition” means requisition for title or other compulsory acquisition of the Vessel (otherwise than by requisition for hire), capture, seizure, condemnation, destruction, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government or governmental authority.

“Default Rate” means a rate per annum equal to the sum of 1.50% and LIBOR as of the commencement of such period; plus any and all penalties, if any, payable under the second paragraph of Section 6 of the Investment Agreement (as defined in Schedule 2 hereto) occurring as a result of Charterers’ failure to pay Charter Hire when due.

“Event of Default” means an event described in sub-clauses (a)(i) through (a)(vi) of Clause 17.

“Indenture” means the Indenture, dated as of April 1, 1995 between the Lender and the Trustee pursuant to which the Term Mortgage Notes were issued.

“Institute Warranty Limits” means the Institute Warranties as defined by the Institute of London Underwriters.

“Lender” means California Petroleum Transportation Corporation, a corporation organized under the laws of the State of Delaware.

“LIBOR” means the rate calculated on the basis of the offered rates for deposits in dollars for a one-month period which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on the date that is two London Banking Days preceding the date of calculation. If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR will be the arithmetic mean of such offered rates (rounded to the nearest .0001 percentage point). If, at any time of determination, the Reuters Screen LIBO Page is not available, LIBOR will be calculated as the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective ratio per annum at which deposits in dollars for a one month period are offered to each of three reference banks in the London interbank market at approximately 11:00 A.M., London time, on the date that is two London Banking Days preceding the date of calculation. Each of Charterers and Owners (or Owners’ assignee) will select a reference bank and the third reference bank will be selected by Charterers and Owners (or Owners’ assignee) together or, failing agreement, by the previously selected reference banks together.

“London Banking Day” means any day on which dealings in deposits in United States dollars are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in United States dollar deposits) in London and New York.

“Mortgage” means the Mortgage, dated the date hereof, between Owners and the Mortgagee or any other mortgage relating to the financing of the Vessel by Owners.

“Mortgagee” means the Lender and any successor thereto or any other mortgagee of the Vessel.

“Owner Taxes” means any income, franchise or equivalent tax, imposed upon or measured by the net income, stated capital or earned surplus of an Owner by any federal, state, local or other taxing authority of any jurisdiction worldwide, or any tax imposed pursuant to Section 887 of the United States Internal Revenue Code of 1986, as amended, or any taxes that result from the willful misconduct or gross negligence of an Owner or from the inaccuracy or breach of any representation, warranty or covenant of an Owner contained in any of Clauses 6(a), 20, 21(a)(iv), 23(k) or 23(n) of this Charter or in any document furnished in connection with such Clauses by an Owner, or any taxes that would not have been imposed but for the failure of any Owner (a) to provide to Charterers (for filing by Charterers with the taxing jurisdiction imposing such taxes or retention in Charterers’ records) upon Charterers’ timely request such certifications, information, documentation or reports concerning such Owner's identity, jurisdiction of incorporation or residency, or connection with such taxing jurisdiction or (b) to promptly file upon Charterers’ timely request such reports or returns (which shall be prepared with reasonable care in accordance with Charterers’ written instructions) claiming (or availing itself of) any applicable extensions or exemptions (to the extent that timely notice thereof is provided by Charterers); provided that Owner Taxes shall not include any such tax imposed on any amount that is (i) an indemnity or reimbursement of an Owner, (ii) an operating or maintenance expense, or (iii) a tax for which Charterers are otherwise liable under this Charter; and provided further that Owner Taxes shall not include any such tax imposed by any government, jurisdiction or taxing authority other than the United States Federal government solely as a result of the location of the Vessel or the Vessel’s use by Charterers.

“Person” means an individual, a partnership, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity or a government or any agency or political subdivision thereof.

“P&I Club” means a protection and indemnity association.

“Registration Jurisdiction” means the Commonwealth of the Bahamas.

“Security Documents” means all of the agreements executed and delivered by Owners to the Lender as collateral security for Owners’ obligations to the Lenders.

“Stipulated Loss Value” means, as of any date, the amount corresponding to such date as indicated on Schedule 2 hereto and made a part hereof.

“Term Mortgage Notes” means the Lender’s 8.52% First Preferred Mortgage Notes Due 2015 in the initial aggregate amount of $117,900,000.

“Total Loss” means either (a) actual or constructive or compromised or arranged total loss of the Vessel, (b) Compulsory Acquisition of the Vessel or (c) if so declared by Charterers at any time and in their sole discretion a requisition for hire of the Vessel for a period in excess of 180 days. Any actual loss of the Vessel shall be deemed to have occurred at 1200 hours Greenwich Mean Time (GMT) on the actual date on which the Vessel was lost or in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred at 1200 hours GMT on the day next following the day on which the Vessel was last heard of. A constructive total loss shall be deemed to have occurred at 1200 hours GMT on the earliest of: 1) the date that notice of abandonment of the Vessel is given to the insurers provided a claim for total loss is admitted by the insurers, or 2) if the insurers do not admit such a claim, at the date and time GMT at which a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred, or 3) the date that a report is rendered by one or more experts in marine surveying and vessel valuation (said experts to be appointed by Charterers at their expense and approved by Owners, such approval not to be unreasonably withheld) concluding that salvage, repair and associated costs in restoring the Vessel to the condition specified in Clause 7 exceed the Vessel’s fair market value in sound condition.

“Trustee” means J.P. Morgan Trust Company, National Association, not in its individual capacity but solely as indenture trustee under the Indenture or any successor trustee thereunder.

IN WITNESS WHEREOF the parties have caused this Charter to be signed the date and year first above written.

CALPETRO TANKERS (BAHAMAS III) LIMITED

By: /s/ Tor Olav Trøim Name: Tor Olav Trøim Its: President

FRONT VOYAGER INC.

By: /s/ Tom E. Jebsen Name: Tom E. Jebsen Its: President & Director

SCHEDULE 1

For the initial two-year Charter period, Charter Hire shall be US$5,050,000, prepaid in full in advance on March 31, 2006.

On April 1, 2008, if the Charterer has not extended the Charter period beyond the initial two-year period specified in Section 2(a) of this Charter (the “Initial Period”), or on the date that this Charter shall be terminated, if the Charterer has extended such Charter period, the Charterer shall pay to the Owner an amount that provides sufficient funds (after giving effect to (1) any “gross-up” of charterhire payments hereunder as a result of any withholding taxes thereon, (2) the receipt of the Termination Payment and the prepaid charterhire in respect of the Initial Period and Additional Amounts (as defined below), if any, and (3) all fees and expenses incurred in connection with the recharter of the Vessel) for the payment in full when due of (A) the remaining Allocated Principal Amount of the Term Mortgage Notes for the Vessel and interest thereon in accordance with the revised schedule of sinking fund and principal payments (the “P&I Schedule”) that became applicable upon the termination of the Bareboat Charter dated as of April 5, 1995 between Owner and Chevron Transport Corporation, as charterer, (B) the amount of Recurring Fees and Taxes for the Vessel, (C) the amount of Management Fees and Technical Advisor’s Fees for such Vessel, (D) the amount of fees and expenses of the Indenture Trustee, Trustee Fees and Designated Representative’s Fee allocable to the Vessel and (E) an amount at least equal to 30% of the estimated amounts, on a per annum basis, referred to in clauses (B), (C) and (D) above for miscellaneous or unexpected expenses. Terms used in this paragraph that are not defined herein shall have the meanings assigned to such terms in the Collateral Trust Agreement among California Petroleum Transport Corporation, the Owner, certain other vessel owners and J.P. Morgan Trust Company, National Association, as Collateral Trustee. Additionally, if the Charter period shall be extended, the Charterer shall pay to the Owner, on or prior to the commencement of such extension period, an amount (“Additional Amount”) equal to the lesser of (i) an amount equal to the Allocated Principal Amount of the Term Mortgage Notes for the Vessel and interest thereon that shall become due and payable during such extension period in accordance with the P&I Schedule and (ii) the amount that provides sufficient funds (after giving effect to (1) any “gross-up” of charterhire payments hereunder as a result of any withholding taxes thereon, (2) the receipt of the Termination Payment and the prepaid charterhire in respect of the Initial Period and Additional Amounts previously paid, if any, (3) all fees and expenses incurred in connection with the recharter of the Vessel and (4) all amounts paid in accordance with the P&I Schedule after April 1, 2006 under (i) above for the payment in full when due of the remaining amounts reflected on the P&I Schedule. Other as set forth in this paragraph, no other charterhire will be payable in respect of an extension period.

Schedule 2 to Bareboat Charter

Stipulated Loss Value means, as of any date, the aggregate of (a) the Allocated Principal Amount corresponding to the period in which such date occurred as indicated on Schedule 2A, and (b) any amounts (other than Charter Hire) due to Owner under this Charter on or prior to the date of payment.

Schedule 2A

Period
From	To	Amount (in millions)

4/1/06	3/31/07	$12.744
4/01/07	3/31/08	$11.328
4/01/08	3/31/09	$9.912
4/01/09	3/31/10	$8.496
4/01/10	3/31/11	$7.080
4/01/11	3/31/12	$5.664
4/01/12	3/31/13	$4.248
4/01/13	3/31/14	$2.832
4/01/14	3/31/15	$1.416

Exhibit 4.2

CALIFORNIA PETROLEUM TRANSPORT CORPORATION and CALPETRO TANKERS (BAHAMAS III) LIMITED

ASSIGNMENT OF CHARTER Dated as of March 31, 2006

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

ARTICLE II
ASSIGNMENT

Section 2.01	Security Interest	1

Section 2.02	Assignment	1

Section 2.03	Owner to Remain Liable	2

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE OWNER

Section 3.01	Organization, Power and Status of the Owner	2

Section 3.02	Authorization; Enforceability; Execution and Delivery	2

Section 3.03	No Conflicts; Laws and Consents; No Default	3

Section 3.04	Governmental Approvals	3

Section 3.05	Litigation	3

Section 3.06	No Prior Assignment	3

Section 3.07	The Charter	3

ARTICLE IV
COVENANTS OF THE OWNER

Section 4.01	Consent of Charterer	3

Section 4.02	Enforcement of Charter	3

Section 4.03	Amendment of Charter; Assignment of Charter	4

Section 4.04	Performance of Obligations	4

Section 4.05	Notices	4

Section 4.06	Further Assurances	4

Section 4.07	Lender as Attorney-in-Fact of Owner	4

ARTICLE V
MISCELLANEOUS PROVISIONS

Section 5.01	Amendment	5

Section 5.02	Severability	5

Section 5.03	Notices	5

Section 5.04	Consent to Jurisdiction	5

Section 5.05	Captions	5

-i-

Section 5.06	Governing Law	5

Section 5.07	No Partnership	6

Section 5.08	Counterparts	6

Section 5.09	Survival	6

Section 5.10	Integration	6

Section 5.11	Reproduction of Documents	6

Section 5.12	Successors and Assigns; Assignment	6

Section 5.13	General Interpretive Principles	6

-ii-

Assignment of Charter, dated as of March 31, 2006 (the “Assignment”), between California Petroleum Transport Corporation, a corporation organized under the laws of the State of Delaware (the “Lender”) and CalPetro Tankers (Bahamas III) Limited, a company organized under the laws of The Commonwealth of the Bahamas (the “Owner”).

PRELIMINARY STATEMENT

The Owner has received from the Lender loans in the original aggregate principal amount of $40,262,000.00 (the “Loans”) pursuant to the Term Loan Agreement dated as of April 1, 1995 (the “Term Loan Agreement”) between the Lender and the Owner, as borrower.

The net proceeds of the Loans were used by the Owner to acquire the m.t. Virgo Voyager (ex-”WILLIAM E. CRAIN”) (the “Vessel”) from Chevron Transport Corporation (the “Initial Charterer”). The Initial Charterer has re-delivered the Vessel to Owner, and the Owner has entered into that certain Bareboat Charter dated March __, 2006 (the “Charter”) between the Owner and Front Voyager Inc., as charterer (the “Charterer”). As collateral security for its obligations under the Term Loan Agreement, the Owner has heretofore assigned, pledged, mortgaged and granted the Lender a security interest in, inter alia, the Vessel, the Initial Charter and the earnings and insurances of the Vessel, and is obligated to assign, pledge, mortgage and grant the Lender a security interest in the Charter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of other valuable consideration, receipt of which is hereby acknowledged, the Owner and the Lender hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Assignment shall have the meanings assigned to such terms in Schedule 1 to this Assignment, and the definitions of such terms shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

ASSIGNMENT

Section 2.01  Security Interest.  This Assignment is made and delivered as security for the Term Obligations.

Section 2.02  Assignment. In order to provide for the payment of and as security for the Term Obligations the Owner has sold, assigned, transferred, set over and granted a security interest and does hereby sell, assign, transfer, set over and grant a security interest unto the Lender, its successors and assigns, for its and their respective successors’ and assigns’ own proper use and benefit, all of the Owner’s right, title and interest in and to the Charter, including without limitation any moneys whatsoever payable to the Owner under the Charter, together with the income and proceeds thereof and all other rights and benefits whatsoever accruing to the Owner under the Charter; provided, however, that the Owner shall keep the Lender fully and effectively indemnified from and against all actions, losses, claims, proceedings, costs, demands and liabilities which may be suffered by the Lender under or by virtue of the Charter or this Assignment.

Section 2.03  Owner to Remain Liable. (a) Anything in this Assignment contained to the contrary notwithstanding, the Owner shall remain liable under the Charter, and shall observe, perform and fulfill all of the conditions and obligations to be observed, performed and fulfilled by it thereunder, and the Lender shall have no obligation or liability of any kind whatsoever thereunder or by reason of or arising out of this Assignment, nor shall the Lender be under any liability whatsoever in the event of any failure by the Owner to perform its obligations thereunder or be required or obligated in any manner to observe, perform or fulfill any of the conditions or obligations of the Owner thereunder or pursuant thereto, or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it or the Owner thereunder, or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to the Lender or to which the Lender may be entitled hereunder at any time or times.

(b)  Any and all rights assigned herein may be further assigned by the Lender, including, without being limited to, assignments in connection with the enforcement of the assignments made by this Assignment and any subsequent holder of this Assignment shall succeed to and have all the rights and powers of the Lender under this Assignment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OWNER

The Owner hereby represents and warrants to the Lender as follows:

Section 3.01  Organization, Power and Status of the Owner.  The Owner (a) is a corporation duly formed, validly existing and in good standing under the laws of The Bahamas and (b) is duly authorized, to the extent necessary, to do business in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary. The Owner has all requisite corporate power and authority to own and operate the property it purports to own and to carry on its business as now being conducted and as proposed to be conducted in respect of the Vessel.

Section 3.02  Authorization; Enforceability; Execution and Delivery.  (a) The Owner has all necessary corporate power and authority to execute, deliver and perform under this Assignment.

(b)  All action on the part of the Owner that is required for the authorization, execution, delivery and performance of this Assignment has been duly and effectively taken; and the execution, delivery and performance of this Assignment does not require the approval or consent of any Person except for such consents and approvals as have been obtained.

(c)  This Assignment has been duly executed and delivered by the Owner. This Assignment constitutes the legal, valid and binding obligation of the Owner, enforceable against it in accordance with the terms thereof.

Section 3.03  No Conflicts; Laws and Consents; No Default.  (a)  Neither the execution, delivery and performance of this Assignment nor the consummation of any of the transactions contemplated hereby nor performance of or compliance with the terms and conditions hereof (i) contravenes any Requirement of Law applicable to the Owner or (ii) constitutes a default under any Security Document.

(b)  The Owner is in compliance with and not in default under any and all Requirements of Law applicable to the Owner and all terms and provisions of this Assignment.

Section 3.04  Governmental Approvals.  All Governmental Approvals which are required to be obtained in the name of the Owner in connection with the execution, delivery and performance by the Owner of this Assignment have been obtained and are in effect.

Section 3.05  Litigation.  There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending against the Owner or, to the best of the Owner’s knowledge, threatened against the Owner or pending or threatened against any property or other assets or rights of the Owner with respect to this Assignment.

Section 3.06  No Prior Assignment.  The Owner has not assigned or pledged, and hereby covenants that it will not assign or pledge, so long as this Assignment shall remain in effect, the Charter or any part of the rights, titles and interests hereby assigned, to anyone other than the Lender, or its successors or assigns.

Section 3.07  The Charter.  The Charter constitutes the legal, valid and binding obligation of the Charterer and of the Owner as “Owners” thereunder and is in full force and effect in the form of Exhibit “A” attached hereto; there are no amendments, additions, addenda or modifications thereto; said Exhibit “A” represents the entirety of the chartering and other arrangements referred to therein; and neither of the parties thereto is in default thereunder.

ARTICLE IV

COVENANTS OF THE OWNER

The Owner hereby covenants and agrees that so long as any of the Term Obligations remains outstanding:

Section 4.01  Consent of Charterer.  On the Closing Date, the Owner shall deliver to the Charterer a copy of this Assignment and shall procure the execution by the Charterer of the Consents and Acknowledgment set out in Exhibit A hereto and deliver said Consents and Acknowledgment to the Lender on the Closing Date.

Section 4.02  Enforcement of Charter.  (a) The Owner will do or permit to be done each and every act or thing which the Lender may from time to time require to be done for the purpose of enforcing the Lender’s rights under the Charter and this Assignment.

(b)  If an Event of Default shall occur under the Term Loan Agreement, the Owner shall cause all moneys hereby assigned or agreed to be assigned or arising from or in connection with any of the rights, title, interest and benefits of the Owner under the Charter shall be paid to the credit of JPMorgan Chase Bank, N.A., ABA # 021000021 for credit to Acct. No. ###-##-####, Re: California Petroleum Transport Corporation or to such other account as the Lender may from time to time direct.

(c)  The Owner will not exercise any right or powers conferred on it by the Charter in connection with any default or alleged default by the Charterer thereunder (including without limitation the right of termination and substitution) unless and until requested so to do by the Lender whereupon the Owner agrees that it will do so provided always that the Lender shall not be responsible in any way whatsoever in the event that the exercise of any right or power (including the right of termination and substitution) be thereafter adjudged improper or to constitute a repudiation of the Charter by the Owner.

Section 4.03  Amendment of Charter; Assignment of Charter.  (a) The Owner will not, except with the previous written consent of the Lender, agree to any variation of the Charter or release the Charterer from any of its obligations thereunder or waive any breach of the Charterer’s obligations thereunder or consent to any such act or omission of the Charterer as would otherwise constitute such breach.

(b)  The Owner will not, except with the previous written consent of the Lender, assign the Charter to any other Person.

Section 4.04  Performance of Obligations.  The Owner will perform its obligations under the Charter and will use its best efforts to cause the Charterer to perform its obligations under the Charter.

Section 4.05  Notices.  The Owner will send a copy of all notices received or given by it under the Charter forthwith to the Lender.

Section 4.06  Further Assurances.  The Owner will at any time and from time to time, upon the written request of the Lender, promptly and duly execute and deliver any and all such further instruments and documents and take such action as the Lender may deem desirable in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

Section 4.07  Lender as Attorney-in-Fact of Owner. The Owner hereby constitutes the Lender, and its successors and assigns, its true and lawful attorney-in-fact, irrevocably, with full power in its own name, in the name of its agents or nominees or in the name of the Owner or otherwise, to ask, require, demand, receive, enforce and give acquittance for, any and all moneys and claims for moneys due and to become due and payable under or arising out of the Charter, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which to the Lender may seem to be necessary or advisable under this Assignment. Any action or proceeding brought by the Lender pursuant to any of the provisions of this Assignment or otherwise and any claim made by the Lender hereunder may be compromised, withdrawn or otherwise dealt with by the Lender without any notice to or approval of the Owner.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01  Amendment.  This Assignment may be amended from time to time by written agreement signed by the parties hereto.

Section 5.02  Severability.  If any provision of this Assignment is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses or Sections of this Assignment contained, shall not affect the remaining portions of this Assignment, or any part thereof.

Section 5.03  Notices.  All demands, notices and communications hereunder shall be in writing, personally delivered or mailed by certified mail-return receipt requested, and shall be deemed to have been duly given upon receipt (a) in the case of the Lender, at the following address: c/o JH Management Corporation, Room 6/9, One International Place, Boston, Massachusetts 02110-2624, (b) in the case of the Owner, at the following address: c/o McKinney, Bancroft & Hughes, Mareva House, 4 George Street, Nassau, Bahamas, or at other such address as shall be designated by such party in a written notice to the other parties.

Section 5.04  Consent to Jurisdiction.  Any legal suit, action or proceeding against the Owner arising out of or relating to this Assignment, or any transaction contemplated hereby, may be instituted in any federal or state court in The City of New York, State of New York and the Owner hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and the Owner hereby irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Owner hereby irrevocably appoints and designates CT Corporation System, having an address at 1633 Broadway, New York, New York, its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting servicing of legal process and the Owner agrees that service of process upon such party shall constitute personal service of such process on such Person. The Owner shall maintain the designation and appointment of such authorized agent until all amounts payable under this Assignment shall have been paid in full. If such agent shall cease to so act, the Owner shall immediately designate and appoint another such agent satisfactory to the Lender and shall promptly deliver to the Lender evidence in writing of such other agent’s acceptance of such appointment.

Section 5.05  Captions.  The captions or headings in this Assignment are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Assignment.

Section 5.06  Governing Law.  This Assignment shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law.

Section 5.07  No Partnership.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture among the parties hereto and the services of each party shall be rendered as an independent contractor and not as agent for any other party.

Section 5.08  Counterparts.  This Assignment may be executed in any number of counterparts and by different parties hereto on separate counterpart, each of which shall be deemed to be an original. Such counterparts shall constitute one and the same agreement.

Section 5.09  Survival. The representations, covenants and agreements contained in or made pursuant to this Assignment in respect of either party hereto shall survive the execution and delivery of this Assignment and shall continue in effect so long as such party’s obligations hereunder remain outstanding.

Section 5.10  Integration.  This Assignment and the Schedule and Exhibits hereto constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or incorporated herein.

Section 5.11  Reproduction of Documents.  This Assignment and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any electronic, digital, photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 5.12  Successors and Assigns; Assignment.  This Assignment shall be binding upon and inure to the benefit of the Owner and the Lender and their respective successors and assigns. The Owner shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender. The Lender, at its sole option, shall have the right to assign this Assignment, the Term Loan Agreement, the Security Documents and any of its rights and interest hereunder and thereunder.

Section 5.13 General Interpretive Principles. For purposes of this Assignment except as otherwise expressly provided or unless the context otherwise requires:

(a)  the defined terms in this Assignment shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include any other gender;

(b)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date hereof;

(c)  references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Assignment;

(d)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(e)  the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Assignment as a whole and not to any particular provision; and

(f)  the term “include” or “including” shall mean without limitation by reason of enumeration.

IN WITNESS WHEREOF, the Owner and the Lender have caused this Assignment to be duly executed and delivered by their respective officers thereunto duly authorized all as of the day and year first above written.

CALIFORNIA PETROLEUM TRANSPORT CORPORATION, as Lender

By: /s/ Douglas Donaldson Name: Douglas Donaldson Title: Treasurer

CALPETRO TANKERS (BAHAMAS III) LIMITED, as Owner

By: /s/ Tor Olav Trøim Name: Tor Olav Trøim Title: President

Exhibit A
LETTER OF ACKNOWLEDGMENT
TO ASSIGNMENT OF CHARTER

                March __, 2006

CALIFORNIA PETROLEUM TRANSPORT
CORPORATION, as Lender

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION,
as Collateral Trustee

Dear Sirs:

The undersigned hereby consents to and acknowledges receipt of (i) a signed copy of the Assignment of Charter (the “Assignment”), dated as of March 31, 2006, between CalPetro Tankers (Bahamas III) Limited (the “Owner”) and California Petroleum Transport Corporation (the “Lender”) as adequate notice of such assignment to the Lender of the Charter (as defined in the Assignment) and of all the right, title and interest of the Owner in, to and under the Charter and (ii) a signed copy of the Collateral Assignment of Charter (the “Collateral Assignment”), dated as of March 31, 2006, between the Lender and J.P. Morgan Trust Company, National Association (the “Collateral Trustee”) as adequate notice of such further assignment to the Collateral Trustee of the Charter and all of the right, title and interest of the Lender in, to and under the Charter.

So long as the Assignment remains effective, we hereby agree that (a) upon notification to us of the occurrence of an Event of Default under the Term Loan Agreement referred to in the Assignment, we shall pay any and all sums which we are legally obligated to pay to the Owner or otherwise as stated in and according to the Charter directly to the Collateral Trustee’s Account at JPMorgan Chase Bank, N.A., ABA # 021000021 for credit to Acct. No. ###-##-####, regarding California Petroleum Transport Corporation, or otherwise to such other account as you may at an time or from time to time, designate by notice to us in writing and (b) with respect to each of the insurances, if any, obtained pursuant to Clause 11 of the Charter, the Lender and the Collateral Trustee shall, if possible, be named additional assureds.

Payments of moneys under the Charter may be adjusted, reduced or withheld only as expressly provided therein. Payments to the Collateral Trustee shall not be subject to any right of set-off or defense by way of counterclaim or otherwise which the undersigned may have against the Owner or any entity substituted for it other than under the Charter and all payment once made to you will be final, and once paid we will not, for any reason whatsoever, seek to recover from the Collateral Trustee any such payment made to the Collateral Trustee by virtue of the Assignment, the Collateral Assignment or this Letter of Consent.

We confirm that the terms of the Charter remain in full force and effect and constitute the entire agreement between the parties thereto with respect to the Vessel and that the Owner is not presently to our knowledge in breach of the terms of the Charter. We further confirm that the terms of the Charter have not been varied or modified and that the terms of the Charter will not after the date hereof be varied or modified without the prior written consent of the Collateral Trustee.

We confirm that we have received no prior notice of any assignment by the Owner of any interest in the Charter.

The undersigned will not permit any amendment, modification, cancellation or other alteration in the Charter, nor will it consent to or accept the substitution thereunder of any party for the Owner without your prior written consent.

FRONT VOYAGER INC., as Charterer

By: /s/ Tom E. Jebson Name: Tom E. Jebson Title: President & Director

OWNER’S LETTER OF ACKNOWLEDGMENT
TO COLLATERAL ASSIGNMENT OF CHARTER

            March 31, 2006

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION, as Collateral Trustee

Dear Sirs:

The undersigned hereby consents to and acknowledges receipt of a signed copy of the Collateral Assignment of Charter (the “Assignment”), dated as of March 31, 2006, between California Petroleum Transport Corporation (the “Issuer”) and yourselves as adequate notice of such assignment to you of the Assignment of Charter (as defined in the Assignment) and of all the right, title and interest of the Issuer in, to and under the Assignment of Charter.

So long as the Assignment remains effective, we hereby agree that, upon your notification to us of the occurrence of an Event of Default under the Term Indenture referred to in the Assignment, we shall pay any and all sums which we are legally obligated to pay to the Issuer or otherwise as stated in and according to the Assignment of Charter directly to JPMorgan Chase Bank, NA., ABA # 021000021 for credit to Acct. No. ###-##-####, regarding California Petroleum Transport Corporation, or otherwise to such other account as you may at any time or from time to time, designate by notice to us in writing.

Payments of moneys under the Assignment of Charter may be adjusted, reduced or withheld only as expressly provided therein. Payments to you shall not be subject to any right of set-off or defense by way of counterclaim or otherwise which the undersigned may have against the Issuer or any entity substituted for it other than under the Assignment of Charter and all payments once made to you will be final, and once paid we will not, for any reason whatsoever, seek to recover any such payment made to you by virtue of the Assignment or this Letter of Consent.

We confirm that the terms of the Assignment of Charter remain in full force and effect and constitute the entire agreement between the parties thereto with respect to the Charter and that the Issuer is not presently to our knowledge in breach of the terms of the Assignment of Charter. We further confirm that the terms of the Assignment of Charter have not been varied or modified and that the terms of the Assignment of Charter will not after the date hereof be varied or modified without your prior written consent.

We confirm that we have received no prior notice of any assignment by the Issuer of any interest in the Assignment of Charter.

The undersigned will not permit any amendment, modification, cancellation or other alteration in the Assignment of Charter, nor will it consent to or accept the substitution thereunder of any party for the Issuer without your prior written consent.

CALPETRO TANKERS (BAHAMAS III) LIMITED, as Owner

By: /s/ Tor Olav Trøim Name: Tor Olav Trøim Title: President

CALPETRO TANKERS (BAHAMAS III) LIMITED

CERTIFICATE

The undersigned hereby certifies to J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Trustee (the “Trustee”), that the Bareboat Charter dated as of March 31, 2006 by and between CalPetro Tankers (Bahamas III) Limited, as Owner (the “Company”), and Front Voyager Inc., as Charterer, constitutes an Acceptable Replacement Charter as such term is defined and used in that certain Collateral Trust Agreement dated as of April 5, 1995 by and among California Petroleum Transport Corporation, CalPetro Tankers (Bahamas I) Limited, CalPetro Tankers (Bahamas II) Limited, CalPetro Tankers (IOM) Limited, the Company, and the Trustee.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed on its behalf by the undersigned on and as of the 31st day of March, 2006.

CALPETRO TANKERS (BAHAMAS III) LIMITED

By: /s/ Tor Olav Trøim Name: Tor Olav Trøim Title: President

Frontline Ltd.
Par La Ville Place, 4th Floor
14 Par La Ville Road
Hamilton HM JX  Bermuda

                                            March 31, 2006

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Trustee

CALPETRO TANKERS (BAHAMAS III) LIMITED,
as Owner

Re:           Notice of Acceptable Replacement Charter

Ladies and Gentlemen:

We refer to the Management and Remarketing Agreement, dated as of April 1, 1995, as amended (the “Management Agreement”), between the undersigned, as manager (the “Manager”), and CalPetro Tankers (Bahamas III) Limited, as owner (the “Owner”). Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Management Agreement.

We hereby advise you pursuant to Section 3.05(b) of the Management Agreement that an Acceptable Replacement Charter (in the form attached hereto, the “New Charter”) is available in respect of the Vessel, to commence upon redelivery of the Vessel by the Initial Charterer. We further advise you that we will receive and promptly deliver to the Collateral Trustee a written confirmation from the Rating Agencies that the terms and conditions of the New Charter will not result in the withdrawal or reduction of their respective ratings on the Term Mortgage Notes. We certify to you that, upon the Rating Agencies giving such confirmation, the New Charter will constitute an Acceptable Replacement Charter.

Very truly yours,

FRONTLINE LTD.

By: /s/ Tom E. Jebsen Tom E. Jebsen Chief Financial Officer

SCHEDULE 1

Defined Terms Used in the Assignment

“Assignment” or Assignment of Charter” means the assignment between the Owner and the Lender, as amended from time to time in accordance with the terms thereof, pursuant to which the Owner assigns to the Lender all of its right, title and interest in, to and under the Charter to secure its obligations under the Loan Agreements.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, or in the city and state where the Trustee’s principal offices are located, are authorized or are obligated by law, executive order or governmental decree to be closed.

“Closing Date” means March __, 2006.

“Event of Default” means an Event of Default under Section 6.01 of the Term Loan Agreement.

“Front Voyager Inc.” means Front Voyager Inc., a Liberian corporation.

“Governmental Approval” means any authorization, consent, approval, license, franchise, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority relating to the ownership of the Collateral or to the execution, delivery or performance of the Loan Agreement or any Security Document.

“Governmental Authority” means the federal government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over the Owner or operation of the Vessels.

“Charter” means with respect to each Vessel, the Bareboat Charter, dated March 31, 2006, between the Charterer and the Owner.

“Charterer” means Front Voyager Inc., a Liberian corporation.

“Law” means any statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

“Lender” means California Petroleum Transport Corporation, a corporation organized under the laws of the State of Delaware.

“Loans” means, collectively, the Term Loan.

“Loss Date” means the date which is 90 days after the occurrence of a Total Loss of the Vessel.

“Mortgage” means, with respect to the Vessel, the first preferred ship mortgages on the Vessel granted by the Owner to the Lender, as amended from time to time in accordance with the terms of such Mortgage.

“Owner” means CalPetro Tankers (Bahamas III) Limited, a company organized under the laws of The Commonwealth of the Bahamas.

“Payment Date” means each April 1 and October 1, commencing April 1, 2006.

“Person” means an individual, a partnership, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity or a government or any agency or political subdivision thereof.

“Registration Jurisdiction” means the jurisdiction in which the Vessel is or will be registered.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by laws or partnership agreement or other organizational or governing documents of such Person, and, any Law applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

“Security Documents” means the Term Loan Agreement, the Mortgage, the Assignment of Charter, the Assignment of Earnings and Insurances, the Assignment of Management Agreement, the Assignment of Purchase Agreement, the Issue of One Debenture, collectively.

“State” means any state of the United States of America and, in addition, the District of Columbia.

“Term Loan” shall have the meaning assigned to such term in the Preliminary Statement of this Assignment.

“Term Loan Agreement” means the Loan Agreement, dated as of April 1, 1995 between the Owner and the Lender pursuant to which the Lender makes the Term Loan to the Owner.

“Term Mortgage Notes” means 8.52 % First Preferred Mortgage Notes Due 2015 in the initial aggregate amount of $117,900,000 issued by the Lender concurrently with the issuance of the Serial Mortgage Notes.

“Term Obligations” means the payment, performance or obligations of any kind or nature whatsoever of the Owner under and pursuant to the Term Loan Agreement, any Security Document and any instrument, agreement or document referred to therein.

“Trustee” means J.P. Morgan Trust Company, National Association.

“Vessel” shall have the meaning assigned to such term in the Preliminary Statement of this Assignment.

CHARTERER’S LETTER OF ACKNOWLEDGMENT
TO ASSIGNMENT OF CHARTER

                             March 31, 2006

CALIFORNIA PETROLEUM TRANSPORT
CORPORATION, as Lender

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION,
as Collateral Trustee

Dear Sirs:

The undersigned hereby consents to and acknowledges receipt of (i) a signed copy of the Assignment of Charter (the “Assignment”), dated as of March 31, 2006, between CalPetro Tankers (Bahamas III) Limited (the “Owner”) and California Petroleum Transport Corporation (the “Lender”) as adequate notice of such assignment to the Lender of the Charter (as defined in the Assignment) and of all the right, title and interest of the Owner in, to and under the Charter and (ii) a signed copy of the Collateral Assignment of Charter (the “Collateral Assignment”), dated as of March 31, 2006, between the Lender and J.P. Morgan Trust Company, National Association (the “Collateral Trustee”) as adequate notice of such further assignment to the Collateral Trustee of the Charter and all of the right, title and interest of the Lender in, to and under the Charter.

So long as the Assignment remains effective, we hereby agree that (a) upon notification to us of the occurrence of an Event of Default under the Term Loan Agreement referred to in the Assignment, we shall pay any and all sums which we are legally obligated to pay to the Owner or otherwise as stated in and according to the Charter directly to the Collateral Trustee’s Account at JPMorgan Chase Bank, N.A., ABA # 021000021 for credit to Acct. No. ###-##-####, regarding California Petroleum Transport Corporation, or otherwise to such other account as you may at an time or from time to time, designate by notice to us in writing and (b) with respect to each of the insurances, if any, obtained pursuant to Clause 11 of the Charter, the Lender and the Collateral Trustee shall, if possible, be named additional assureds.

Payments of moneys under the Charter may be adjusted, reduced or withheld only as expressly provided therein. Payments to the Collateral Trustee shall not be subject to any right of set-off or defense by way of counterclaim or otherwise which the undersigned may have against the Owner or any entity substituted for it other than under the Charter and all payment once made to you will be final, and once paid we will not, for any reason whatsoever, seek to recover from the Collateral Trustee any such payment made to the Collateral Trustee by virtue of the Assignment, the Collateral Assignment or this Letter of Consent.

We confirm that the terms of the Charter remain in full force and effect and constitute the entire agreement between the parties thereto with respect to the Vessel and that the Owner is not presently to our knowledge in breach of the terms of the Charter. We further confirm that the terms of the Charter have not been varied or modified and that the terms of the Charter will not after the date hereof be varied or modified without the prior written consent of the Collateral Trustee.

We confirm that we have received no prior notice of any assignment by the Owner of any interest in the Charter.

The undersigned will not permit any amendment, modification, cancellation or other alteration in the Charter, nor will it consent to or accept the substitution thereunder of any party for the Owner without your prior written consent.

FRONT VOYAGER INC., as Charterer

By: /s/ Tom E. Jebsen Name: Tom E. Jebsen Title: President & Director